Exhibit 5.1

Hogan Lovells (Paris) LLP
6 avenue Kléber
75116 Paris
T +33 1 53 67 47 47
F +33 1 53 67 47 48
www.hoganlovells.com

Avocats à la Cour
Toque No: J033
September 18, 2012

Flamel Technologies S.A.
Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
69693 Vénissieux
France

Ladies and Gentlemen:

We are acting as counsel to Flamel Technologies S.A., a stock corporation (société anonyme) organized under the laws of the Republic of France (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering for resale by Breaking Stick Holdings, LLC, formerly known as Éclat Holdings, LLC (the “Selling Shareholder”) of up to an aggregate of 3,300,000 of the ordinary shares of the Company (the “Shares”), with a nominal value of 0.122 euro per share, in the form of ADSs, issuable upon the exercise of “bons de souscription d'actions” issued by the Company to the Selling Shareholder pursuant to the resolutions of the general meeting of the shareholders of the Company held on June 22, 2012 (the “Resolutions”) (the “BSAs”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. section 229.601(b)(5) in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic originals of all documents submitted to us as copies. As to all matters of fact, we have relied upon the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the Republic of France. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “the laws of the Republic of France” includes the applicable laws and regulations of the Republic of France as in effect on the date hereof.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) exercise of the BSAs in accordance with the terms specified in the Resolutions, (ii) receipt by the Company of the consideration for the Shares specified in the Resolutions, (iii) the effectiveness of the Registration Statement and (iv) issuance of the Shares in accordance with the terms specified in the Resolutions, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells (Paris) LLP

Hogan Lovells (Paris) LLP